Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No.333-262744, 333-269762, and 333-277033) on Form S-8 of Marriott International, Inc. of the report of Mayer Hoffman McCann P.C., now known as CBIZ CPAs P.C., dated June 22, 2023, with respect to the statement of net assets available for benefits of the Marriott Retirement Savings Plan as of December 31, 2022, which report appears in the December 31, 2022 annual report on Form 11-K of Marriott Retirement Savings Plan.

/s/ CBIZ CPAs P.C.

Phoenix, Arizona
February 14, 2025